Exhibit 21
LIST OF SUBSIDIARIES OF HARRIS INTERACTIVE INC.

•	GSBC Ohio Corporation, an Ohio Corporation

•	Louis Harris & Associates, Inc., a New York Corporation

•	Harris Interactive International Inc., a Delaware Corporation

•	Harris Interactive U.K. Limited, a United Kingdom Corporation

•	Romtec U.K. Limited, a United Kingdom Corporation

•	Teligen U.K. Limited, a United Kingdom Corporation

•	HI Europe Limited, a United Kingdom Corporation

•	Novatris, S.A., a French Corporation

•	Wirthlin Worldwide, LLC, a Delaware Limited Liability Company

•	Wirthlin Worldwide Hong Kong, LLC, a Delaware Limited Liability Company

•	The Wirthlin Group International, LLC, a Delaware Limited Liability Company

•	Wirthlin U.K. Limited, a United Kingdom Corporation

•	Wirthlin Europe Limited, a United Kingdom Corporation

•	Harris Belgium LLC, a Delaware Limited Liability Company